110 Cannon Street
London, England EC4N 6EU
www.valaris.com Press Release

Valaris plc Announces Additional Support for Restructuring and Extension
of Joinder Period

Over 70% of the Company’s Noteholders Have Signed on to Support the Restructuring

Company Extends Deadline to Become a Backstop Party to Monday, September 14, 2020

London, September 11, 2020 … Valaris plc (OTC: VALPQ) (“Valaris” or the “Company”) today announced that holders of over 70% in aggregate principal amount of its senior notes (the “Consenting Noteholders”) have now executed the Restructuring Support Agreement (the “RSA”) and Backstop Commitment Agreement (the “BCA”). The Company originally entered into the RSA and BCA on August 18, 2020, with holders of approximately 50% in aggregate principal amount of its senior notes.

The RSA and the BCA contemplate, among other items, the full equitization of the Company’s pre-petition revolving credit facility and unsecured notes, a fully backstopped rights offering to noteholders for $500 million of new secured notes, the effective cancellation of existing equity interests in the Company in exchange for, in certain circumstances, warrants for post-emergence equity and payment of trade claims in full in cash.

The RSA provides that, from the date thereof until September 10, 2020 (the “Joinder Period”), qualified noteholders, including the Consenting Noteholders, shall be eligible to become backstop parties under the BCA. On September 10, 2020, the Company agreed with the requisite Consenting Noteholders to extend the expiration of the Joinder Period to September 14, 2020, at 11:59 p.m. Eastern Time.

The Company looks forward to working with its other creditors and stakeholders who have not signed the RSA to advance the Company’s efforts to restructure its balance sheet.

Kirkland & Ellis LLP and Slaughter and May are serving as legal advisors to Valaris in connection with the restructuring. Lazard Ltd. is serving as Valaris’ investment banker and Alvarez & Marsal North America LLC as its restructuring advisor. Kramer Levin Naftalis & Frankel LLP and Akin Gump Strauss Hauer & Feld LLP are serving as legal advisors to the Consenting Noteholders, and Houlihan Lokey Inc. is serving as financial advisor.

Court filings and other information related to the Court-supervised proceedings are available at a website administered by the Company's claims agent, Stretto, http://cases.stretto.com/Valaris. Questions should be directed to our dedicated restructuring hotline 855-348-2032 (Toll-Free) or +1 949-266-6309 (International).

About Valaris plc

Valaris plc (OTC: VALPQ) is the industry leader in offshore drilling services across all water depths and geographies. Operating a high-quality rig fleet of ultra-deepwater drillships, versatile semisubmersibles and modern shallow-water jackups, Valaris has experience operating in nearly every major offshore basin. With an unwavering commitment to safety and operational excellence, and a focus on technology and innovation, Valaris was rated first in total customer satisfaction in the latest independent survey by EnergyPoint Research - the ninth consecutive year that the Company has earned this distinction. Valaris plc is an English limited company (England No. 7023598) with its corporate headquarters located at 110 Cannon Street, London EC4N 6EU. To learn more, visit our website at www.valaris.com.

Cautionary Statements

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words. Such statements are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including the Company’s ability to obtain Bankruptcy Court approval with respect to motions or other requests made to the Bankruptcy Court, the ability of the Company to negotiate, develop, confirm and consummate a plan of reorganization, the effects of the Chapter 11 Cases on the Company’s liquidity or results of operations or business prospects; the effects of the Chapter 11 Cases on the Company’s business and the interests of various constituents, the length of time that the Company will operate under Chapter 11 protection, risks associated with third-party motions in the Chapter 11 Cases, potential outcome of the Company’s evaluation of strategic alternatives and the Company’s debt levels, liquidity and ability to access financing sources, debt restrictions that may limit our liquidity and flexibility, the COVID-19 outbreak and global pandemic, the related public health measures implemented by governments worldwide, which may, among other things, impact our ability to staff rigs and rotate crews, the decline in oil prices during 2020 caused in part by the COVID-19 pandemic and the decisions by certain oil producers to reduce export prices and increase oil production, cancellation, suspension, renegotiation or termination of drilling contracts and programs. In particular, the unprecedented nature of the current economic downturn, pandemic, and industry decline may make it particularly difficult to identify risks or predict the degree to which identified risks will impact the Company’s business and financial condition. In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the Securities and Exchange Commission’s website at www.sec.gov or on the Investor Relations section of our website at www.valaris.com. Each forward-looking statement speaks only as of the date of the particular statement and we undertake no obligation to update or revise any forward-looking statements, except as required by law.

Media Contact
Dana Gorman / Sydney Isaacs
Abernathy MacGregor
+1 212-371-5999

Investor Contact
Darin Gibbins
Vice President – Investor Relations and Treasurer
+1 713-979-4623
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